                                                           EXHIBIT 10.104


                                BANKBOSTON, N.A.
                               100 Federal Street
                                Boston, MA 02110

                           BANCBOSTON SECURITIES, INC.
                               100 Federal Street
                                Boston, MA 02110

                                                October 8, 1997

                                  $215,000,000
                        Senior Secured Credit Facilities
                               Commitment Letter

Mr. Thomas M. Richardson
Chief Financial Officer
American Skiing Company
P.O. Box 450
Sunday River Road
Bethel, ME  04127

Dear Tom:

      You have informed BankBoston, N.A. ("BKB" or the "Agent") and BancBoston Securities Inc. ("BSI" or the "Arranger") that American Skiing Company ("American Ski"), ASC West, Inc. ("ASC West") and ASC Utah (ASC West and ASC Utah, collectively, "American Ski-West") and certain subsidiaries of ASC West and ASC East and certain of its subsidiaries desire to arrange for credit facilities of $215,000,000 (the "Facilities"), principally to finance the acqusition of the Heavenly Valley and Steamboat Springs ski resorts by ASC West, to refinance certain existing infebtedness and to provide for ongoing general corporate purposes, including capital expenditures.

      BSI is pleased to advise you that it is willing to act as arranger for the Facilities. Furthermore, BKB is pleased to advise you that it is willing to make an initial commitment for the entire amount of the Facilities. Attached hereto as Appendix A is a Statement of Terms and Conditions (the "Term Sheet") setting forth the principal terms and conditions of the

American Skiing Company
October 8, 1997
Page 2


Facilities. You agree that (a) BKB shall be Agent for the Facilities and (b) no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and BKB and BSI shall so agree.

      As we have discussed with you, BSI intends to syndicate the Facilities to a group of financial institutions (together with BKB, the "Lenders") identified by BSI in consultation with you. BSI will manage all aspects of the syndication, in consultation and cooperation with you. To assist BSI in achieving a satisfactory syndication, you will provide direct contact during the syndication (at places and times to be reasonsably agreed upon) between the management and advisors of American Ski, American Ski-West and ASC East, on the one hand, and the proposed syndicate participants, on the other. American Ski, American Ski-West and ASC East will also provide BSI upon request with all information and projections reasonably deemed necessary by BSI to complete successfully the syndication and will assist BSI in the preparation of a confidential information memorandum and other marketing materials to be used in connection with the syndication. American Ski, American Ski-West and ASC East will provide customary representations regarding such information and projections. No such information or any other confidential information shall be distributed to any prospective Lender without your consent, which consent shall not be unreasonably withheld.

      As consideration for BKB's commitment hereunder and for the agreements contained herein as to the management, structuring and syndication of the Facilities, American Ski agrees to pay the fees set forth in the fee letter dated September 18, 1997 by and among American Ski, BKB and BSI (the "Fee Letter").

      The commitment of BKB hereunder to provide the Facilities is subject to the terms and conditions set forth herein, in the Fee Letter and the Term Sheet and the conditions, among others, that there not have occurred after the date hereof a general banking moratorium or a practical cessation in bank and other private debt financing markets or the introduction of additional material government restrictions imposed upon lending institutions which materially affect the type of transactions contemplated hereby. In addition, such commitment is subject to the negotiation, execution and delivery prior to November 30, 1997 (unless such date shall have been extended by mutual agreement of the parties hereto) of definitive documentation with respect to the Facilities satisfactory in all respects to the Agent and its counsel.

      By executing this Commitment Letter, you agree (a) to indemnify and hold harmless BKB and BSI and each of their affiliates and their respective officers and directors (the

American Skiing Company
October 8, 1997
Page 3


"Indemnified Person(s)") from and against all losses, claims, damages and liabilities in actions by third parties arising out of this Commitment Letter, the Term Sheet or the Fee Letter for any claims, litigation, investigation or proceeding relating thereto, and to reimburse upon demand each of such indemnified parties from time to time for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not apply to any losses, claims, damages, liabilities or related expenses to the extent they are determined by a court in a final non-appealable judgment to have resulted from willful misconduct or gross negligence of any indemnified party and (b) to reimburse BKB and BSI and each of their affiliates from time to time upon presentation of a summary statement for all reasonable out-of-pocket expenses (including their reasonable syndication expenses and the reasonable fees and disbursements of their counsel, but excluding any fees payable to syndicate members) incurred in connection with the preparation of this Commitment Letter, the Term Sheet, the Fee Letter, the definitive documentation for the Facilities and the other transactions contemplated hereby and thereby. Upon receipt by an Indemnified Person of actual notice of action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify American Ski in writing; provided that failure to so notify American Ski shall not relieve American Ski from any liability which American Ski may have on account of this indemnity or otherwise except to the extent that American Ski shall have been prejudiced by such failure. American Ski shall have the right to assume the defense of any such action including the employment of counsel reasonably satisfactory to the Indemnified Person, except as provided below. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, except as provided below. In the event that an Indemnified Person has been advised by counsel that there may be one or more legal defenses available to it or prospective bases for liability against it, which conflict with those available to or against American Ski, then American Ski shall not have the right to assume the defense of such matter with respect to such Indemnified Person and shall pay the costs of such defense. American Ski shall not be liable for any settlement of any action affected without its written consent (which shall not be unreasonably withheld). In addition, American Ski shall not, without prior written consent of an Indemnified Person, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all liabilities arising out of such action. The provisions contained in this paragraph shall remain in full force and effect notwithstanding that definitive financing documentation for the Facilities shall not be executed and delivered and that this Commitment

American Skiing Company
October 8, 1997
Page 4


Letter (or the commitment hereunder) may be terminated, except that such provisions shall not survive, and shall expire an terminate upon, the execution and delivery of such definitive financing documentation by BKB and American Ski and shall be replaced thereby.

      This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Capitalized terms used herein and in the Term Sheet and not otherwise defined shall have the meanings set forth Appendix B attached hereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

      If you are in agreement with the foregoing, please sign and return to BKB the enclosed copies of this Commitment Letter no later than 5:00 P.M., Boston time, on October 9, 1997.

American Skiing Company
October 8, 1997
Page 5


      We look foward to working with you on this transaction.

                                          Sincerely,

BANKBOSTON N.A.                       BANCBOSTON SECURITIES, INC.


By: /s/ Carlton F. Williams           By: /s/ J. Peter Mitchell
    -----------------------------         --------------------------------
    Name: Carlton F. Williams             Name: J. Peter Mitchell
    Title: Director                       Title: Managing Director

Accepted and agreed to as of the
date first above written:


AMERICAN SKIING COMPANY

By: /s/ Thomas M. Richardson
    --------------------------------
    Name: Thomas M. Richardson
    Title: Chief Financial Officer

                                   APPENDIX A


                         ASC EAST and AMERICAN SKI-WEST

                              Terms and Conditions
                               For $ 215,000,000
                        Senior Secured Credit Facilities

--------------------------------------------------------------------------------
Facilities:             A total of $215,000,000 in senior secured facilities,
                        provided as follows:

              I. $140,000,000 for American Ski-West comprised of :
                           (A) $65,000,000 Reducing Revolving Credit
                           (B) $75,000,000 Term Loan

                   II. $75,000,000 for ASC East comprised of:
                           (A) $45,000,000 Reducing Revolving Credit
                           (B) $30,000,000 Term Loan

Use of Proceeds:        I. Advances on the Closing Date may be used, in
                        conjunction with the net equity proceeds of the equity offerings described below, (i) to finance the acquisition of the Heavenly Valley and Steamboat Springs resorts by ASC West, (ii) to pay certain existing indebtedness to Michael Baker and Kenneth Griswold of approximately $4.2 million and (iii) to pay associated fees and expenses. Thereafter, the facilities will be available to fund on-going working capital needs, capital expenditures and general corporate purposes, all as more fully outlined below.

                        II. Advances on the Closing Date may be used to refinance amounts outstanding under ASC East's existing revolving credit agreement, to repay certain scheduled indebtedness in an amount not to exceed $10,000,000, to pay certain existing indebtedness to Claniel of approximately $7.7 million and to pay associated fees and expenses. Thereafter, the facilities will available to fund on-going working capital needs, capital expenditures and general corporate purposes, all as more fully outlined below.


BankBoston, N.A.
BancBoston Securities Inc. -- Confidential                                Page 1
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Borrowers:              I. ASC West, Inc. ("ASC West") (a wholly-owned
                        subsidiary of American Skiing Company ("American Ski") which will own the subsidiaries that own the Heavenly Valley and Steamboat Springs resorts), ASC Utah (a wholly-owned subsidiary of American Ski which owns the Canyons resort) (ASC West and ASC Utah, collectively "American Ski-West") and certain other Subsidiaries of ASC West to be determined (collectively the "Facility I Borrowers").

                        II. ASC East (the present owner of the subsidiaries that own the Eastern resorts and a wholly-owned subsidiary of American Ski) and certain of its Subsidiaries to be determined (collectively the "Facility II Borrowers").

Agent:                  BankBoston, N.A.

Arranger:               BancBoston Securities Inc.

Lenders: The Arranger will undertake to syndicate the facilities with other Lenders reasonably acceptable to the Borrowers and the Agent in an amount sufficient to reduce the Agent's share to its desired hold level of $40,000,000.

Guarantors:             American Ski and certain of its Subsidiaries to be
                        determined. Additionally, Facilities I and II will be guaranteed, respectively, by all non-Borrower
                        Subsidiaries of the Facility I and II Borrowers, with exceptions and/or limitations (including limitations imposed by the Senior Subordinated Notes Indenture) to be negotiated.

Closing Date:           A mutually agreeable date prior to November 30, 1997.

                                 I. Facility I
                        American Ski - West $140,000,000

A. Reducing Revolving Credit

Amount:                 $65,000,000

Availability:           Amounts under this Reducing Revolver may be drawn,
                        repaid and reborrowed through maturity, subject to compliance with the terms and conditions of the loan documentation. The revolving credit facility will have a sub-limit of $7 million for the issuance of letters of credit. The availability will be reduced by the Letter of Credit Exposure.


BankBoston, N.A.
BancBoston Securities Inc. -- Confidential                                Page 2
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Clean Down:             Borrowings under this Reducing Revolver must be reduced
                        for 30 consecutive days, including April 30, during each fiscal year to an amount which is at least $30,000,000 less than the total Reducing Revolver limit at the time of such clean-down.

Maturity:               May 31, 2004

Revolver Limit
Reductions:             The revolving credit amount will reduce annually
                        commencing on May 31, 1999 by the following amounts:

                                                                (A)
                                      May 31, 1999         $   350,000
                                      May 31, 2000         $ 1,000,000
                                      May 31, 2001         $ 5,500,000
                                      May 31, 2002         $ 5,750,000
                                      May 31, 2003         $ 5,850,000
                                      May 31, 2004         $ 6,550,000
                                                           -----------
                                      Total                $25,000,000


Swing Line
Availabilty:            The Agent will make available, within the limitations
                        of the Reducing Revolver, a swing line facility (the
                        "Swing Line Facility") of $5,000,000.

B. Term Loan

Amount:                 $75,000,000

Availability:           To be drawn in full by December 20, 1997 in two
                        installments. The first installment will be drawn at Closing in a minimum amount acceptable to the Agent and to be determined at least 10 days prior to closing.
                        The balance, if any, of the Term Loan will be drawn in one additional installment prior to December 20, 1997.

Maturity:               May 31, 2006

Amortization:           The Term Loan will amortize in annual payments
                        commencing May 31, 1999 as follows:

                                                                (B)
                                    May 31, 1999            $ 700,000
                                    May 31, 2000            $ 700,000


BankBoston, N.A.
BancBoston Securities Inc. -- Confidential                                Page 3
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                      May 31, 2001              $     700,000
                      May 31, 2002              $     700,000
                      May 31, 2003              $     700,000
                      May 31, 2004              $     700,000
                      May 31, 2005              $  34,800,000
                      May 31, 2006              $  36,000,000
                                                =============
                      Total                     $  75,000,000

                                 II. Facility II
                              ASC East $75,000,000

A.    Reducing Revolving Credit

Amount:                 $45,000,000

Availability:           $35,000,000 of the Reducing Revolver will be available
                        at Closing, with the final $10,000,000 becoming available upon achievement of cash flow sufficient to permit such borrowings under the debt incurrence covenants of the Senior Subordinated Notes Indenture.
                        Subject to the foregoing, amounts under this Reducing
                        Revolver may be drawn, repaid and reborrowed through Maturity, subject to compliance with the terms and conditions of the loan documentation. The revolving credit facility will have a sub-limit of $5 million for the issuance of letters of credit. The availability will be reduced by the Letter of Credit Exposure.

Clean Down:             Borrowings under this Reducing Revolver must be reduced
                        for 30 consecutive days, including April 30, during each fiscal year to an amount which is at least $25,000,000 less than the total Reducing Revolver limit at the time of such clean-down.

Maturity:               May 31, 2004

Revolver Limit
Reductions:             The revolving credit amount will reduce annually
                        commencing on May 31, 1999 by the following amounts:

                                                             (A)
                              May 31, 1999              $    150,000
                              May 31, 2000              $    500,000
                              May 31, 2001              $  1,750,000


BankBoston, N.A.
BancBoston Securities Inc. -- Confidential                                Page 4
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                              May 3l, 2002              $  2,150,000
                              May 31, 2003              $  2,200,000
                              May 31, 2004              $  3,250,000
                                                        ============
                              Total                     $ 10,000,000

Swing Line
Availability:           The Agent will make available, within the limitations of
                        the Reducing Revolver, a Swing Line Facility of
                        $5,000,000.

B.    Term Loan

Amount:                 $30,000,000

Availability:           To be drawn in full at Closing.

Maturity:               May 31, 2006

Amortization:           The Term Loan will amortize in annual payments
                        commencing May 31, 1999 as follows:

                                                              (B)

                              May 31, 1999              $    300,000
                              May 31, 2000              $    300,000
                              May 31, 2001              $    300,000
                              May 31, 2002              $    300,000
                              May 31, 2003              $    300,000
                              May 31, 2004              $    300,000
                              May 31, 2005              $ 14,000,000
                              May 31, 2006              $ 14,200,000
                              Total                     $ 30,000,000

                             III. General Provisions

Security:               The facilities, as well as required interest rate
                        protection agreements with the Lenders, will be secured and cross defaulted by first perfected security interests in all tangible and intangible assets of the Guarantors, the Borrowers and their Subsidiaries, now owned or hereafter acquired, including without limitation receivables, securities, inventory, equipment, real estate, intercompany notes, patents, trademarks and copyrights, and a pledge of stock of the Borrowers and

BankBoston, N.A.
BancBoston Securities Inc. -- Confidential                                Page 5
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                        any Subsidiaries, subject to such limited exceptions as
                        are acceptable to the Agent, including the limits imposed under the Senior Subordinated Notes Indenture. The rights of the Agent and the Lenders under the stock pledges will not be exercised for a period of 45 days after default and shall be subject to advance notice provisions to the Borrowers on terms acceptable to the Agent, except in the case of bankruptcy and insolvency defaults.

Mandatory
Prepayments:            Mandatory prepayments equal to 50% of Consolidated
                        Excess Cash Flow. 100% of the net proceeds of asset sales and key man life insurance and property and casualty insurance (with exceptions for repair/replacement and/or reinvestment in permitted
                        Capital Expenditures and Permitted Acquisitions) and of the net proceeds of new debt or equity offerings
                        (subsequent to American Ski's initial public offering) exceeding $10,000,000 in the aggregate of American Ski and its Restricted Subsidiaries. Prepayments from Consolidated Excess Cash Flow will be required annually commencing with the fiscal year ending 7/31/99. All such prepayments will be applied pro rata to the Term Loans and to reduce the Reducing Revolver commitments, subject to the limits imposed under the Senior Subordinated
                        Notes Indenture, and will reduce the remaining scheduled principal payments and commitment reductions on a pro rata basis. Term Loan participants will collectively have the right to refuse their pro rata share of such required prepayments, in which case such amounts shall also be applied to reduce the Reducing Revolver commitments as described above. Consolidated Excess Cash
                        Flow recapture will be required only when Consolidated
                        Senior Secured Debt plus the undrawn Reducing Revolver commitments)/Consolidated EBITDA exceeds 3.50-to-1 and nothing in this section shall require that the Reducing
                        Revolver Commitments be reduced to below $35,000,000 for each facility.

Voluntary
Prepayments:            Permitted, subject to payment of breakage costs, if any,
                        in the case of LIBOR loans and interest rate swaps.
                        Voluntary prepayments will be applied pro rata to the Term Loans and Reducing Revolver commitments and will reduce the remaining scheduled principal payments and commitment reductions on a pro rata basis.

Cancellation:           The Borrowers shall have the right, on 7 days written
                        notice, to cancel the undrawn portion of the facilities in whole or in part, provided that any partial cancellation shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000.


BankBoston, N.A.
BancBoston Securities Inc. -- Confidential                                Page 6
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Closing Fees:           Per the Fee Letter.

Agent's Fee:            Per the Fee Letter.

Commitment Fee:         Payable quarterly at a rate of 0.50% per annum on the
                        average daily unused portion of the Reducing Revolvers during any period for which the Pricing Grid is at Level
                        I, II or III, and at 0.375% per annum otherwise.

Interest Rates:         At the Borrower's option, interest will be payable at
                        the Alternate Base Rate or LIBOR plus the Applicable
                        Margin determined quarterly through April 30, 1998 and annually thereafter in accordance with the following
                        Pricing Grid:

                                   Reducing Revolver          Term Loan
                                   -----------------          ---------
Level        Total Debt/EBITDA    Alt. Base +  LIBOR +    Alt. Base + LIBOR +
-----        -----------------    -----------  --------   ----------- -------
I.           > 5.50x               1.25%        2.75%      1.75%      3.25%
II.          >= 5.00x < 5.50x      1.00%        2.50%      1.50%      3.00%
III.         >= 4.50x < 5.00x      0.75%        2.25%      1.25%      2.75%
IV.          >= 4.00x < 4.50x      0.50%        2.00%      1.25%      2.50%
V.           >= 3.50x < 4.00x      0.25%        1.75%      1.25%      2.50%
VI.          < 3.50x               0.00%        1.50%      1.25%      2.50%

                        * The Pricing Grid notwithstanding, interest rates will initially be set at Level II and will reset, in accordance with the Pricing Grid, following delivery of the compliance certificate, initially for each fiscal quarter through April 30, 1998 and then for the fiscal year ending July 31, 1998 and each fiscal year-end thereafter.

                        Interest on the Swing Line Facilities will be payable at the Alternate Base Rate or money-market rates quoted by the Agent.

Default Pricing:        Upon the occurrence and during the continuance of any
                        Event of Default, all interest rates and letter of credit fees will be set at 2% per annum above the otherwise applicable rate.

Interest Payments:      For Alternate Base Rate loans, at the end of each fiscal
                        quarter. For LIBOR loans, at the end of each Interest
                        Period, or quarterly, if earlier. Interest will be calculated on an actual/365 day basis for Alternate Base
                        Rate loans and on an actual/360 day basis for LIBOR loans. For loans under the Swing Line Facilities, quarterly.

Interest Periods:       For LIBOR loans, 1, 2, 3 or 6 months, subject to
                        availability.


BankBoston, N.A.
BancBoston Securities Inc. -- Confidential                                Page 7
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Letter of
Credit Fees:            Per annum fees payable pro rata to the Lenders at a per
                        annum rate equal to the Applicable LIBOR Margin on the Reducing Revolvers, as determined by the Pricing Grid, times the face amount of each letter of credit. In addition, the Borrowers will pay to the Issuing Bank a fronting fee equal to 0.25% per annum times face amount of each letter of credit. All letter of credit fees will be payable quarterly in arrears.

Issuing Bank:           BankBoston, N.A.

Interest Rate
Protection:             Within 90 days of closing, the Borrowers will obtain
                        interest rate protection (including but not limited to interest rate swaps) on notional amounts for a minimum of 50% of the initial Term Loan commitments and at rate and tenor satisfactory to the Agent.

Conditions
Precedent:
                        o Satisfactory structure and documentation for the acquisitions of the Heavenly Valley and Steamboat Springs resorts.

                        o Satisfactory appraisals on any owned real estate evidencing a maximum ratio of the total amount of the facilities to appraised value of 75%.

                        o Satisfactory documentation, including without limitation, satisfactory representations and warranties (including those previously agreed to by the Agent and American Ski) and opinions of counsel.

                        o Satisfactory corporate and capital structure, including (i) minimum gross proceeds from the sale or initial public offering of common stock ("IPO Gross Proceeds") of $250,000,000, all of the net proceeds of such IPO Gross Proceeds to be utilized in the ski and lodging operations of American Ski and its Restricted Subsidiaries; provided, however, that the first $25,000,000 of net proceeds from IPO Gross Proceeds exceeding $250,000,000 may be used for any purpose and provided further that if IPO Gross proceeds exceed $275,000,000, 50% of the net proceeds from such IPO Gross Proceeds exceeding $275,000,000 shall be used in the ski and lodging operations of American Ski and its Restricted Subsidiaries and 50% may be used by American Ski or its Subsidiaries for any purpose and (ii) minimum gross proceeds from the sale of other equity interests to Cerebus of $35,000,000, both of which must be on terms satisfactory to the Agent, including without limitation, the absence of mandatory redemption provisions and cash dividend


BankBoston, N.A.
BancBoston Securities Inc. -- Confidential                                Page 8
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                              requirements; provided that the Cerebus equity may
                              be replaced by increasing the IPO Gross Proceeds minimum from $250,000,000 to $285,000,000.

                        o The Agent's satisfaction with the terms and conditions of the Borrowers' other debt obligations.

                        o Proceeds of the offering may be used, in conjunction with amounts drawn at closing under the Facilities to effect the acquisitions of the Heavenly Valley and Steamboat Springs resorts, to refinance the existing ASC East revolver, to pay certain existing indebtedness to Claniel of approximately $7.7 million and to Michael Baker and Kenneth Griswold of approximately $4.2 million, to repay certain scheduled indebtedness in an amount not to exceed $10,000,000, to redeem the existing junior subordinated note and to pay fees and expenses.

                        o     Satisfactory evidence of Solvency.

                        o Without limiting the foregoing, immediately after giving effect to the borrowings at closing, the ratio of Consolidated Funded Debt to trailing 4 quarter combined proforma historical EBITDA for the period ending July 31, 1997 at closing, would not exceed 6.0-to-1 and there would be a minimum of $30,000,000 in unused availability under the Reducing Revolvers (excluding the $10,000,000 under the ASC East revolver which will become available only upon satisfaction of financial tests in the Senior Subordinated Notes Indenture).

                        o Absence of any material adverse change in the condition (financial or otherwise), operations, assets, income and/or prospects of the Facility I Borrowers or the Facility II Borrowers.

                        o     Absence of any material adverse litigation.

                        o Absence of any material adverse change or material disruption in the financial, banking or capital markets, which in the reasonable judgment of the Agent or Arranger would have a Material Adverse Effect on the syndication of the Facilities.

                        o     Assignment of life insurance on the life of Leslie
                              B. Otten in an amount not less than $14,000,000.

Reporting
Requirements:           Periodic financial reporting, including, but not limited
                        to, the following: certified annual audited financials, quarterly and monthly financials, quarterly compliance certificates, annual budgets and other information that may from time to time be requested by the Agent and co-lenders.

Financial
Covenants:              Financial covenants will be as defined below, with
                        covenant compliance reported quarterly and tested on a consolidated basis at the American Ski


BankBoston, N.A.
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                        level, with the exception of separate leverage and net
                        worth tests as outlined below. Borrower level covenants will be determined based upon review of the relevant Borrower projections. Covenants at the American Ski level will include the following:

                        o Consolidated Total Debt / Consolidated EBITDA may not exceed the following:

                                                 Quarters Ending
                                                 ---------------
                                          10/31     1/31     4/30     7/31
                                          -----     ----     ----     ----
                           Year 1          6.0x     6.0x     5.5x     5.5x
                           Year 2          5.5x     5.5x     4.5x     5.0x
                           Year 3          5.0x     5.0x     4.0x     4.5x
                           Year 4          4.5x     4.5x     4.0x     4.0x
                           Thereafter      4.0x     4.0x     4.0x     4.0x

                        This covenant will be tested on a consolidated basis for American Ski, the Borrowers and their Restricted Subsidiaries and a similar covenant will also be tested separately for each of ASC East and American Ski - West and their Restricted Subsidiaries at the same levels, provided that the separate subsidiary tests shall cease to apply if the full cash flow and assets of the Facility I Borrowers and the Facility II Borrowers become available to support all Facilities (e.g. if restrictions in the Senior Subordinated Notes Indenture are eliminated).

                        o Consolidated Adjusted Cash Flow / Consolidated Debt Service may not be less than:

                              Year 1                          1.05x
                              Year 2                          1.10x
                              Year 3                          1.20x
                              Year 4 & After                  1.25x

                        o Consolidated EBITDA / Consolidated Interest Expense may not be less than:

                              Year 1                          1.75x
                              Year 2                          2.25x
                              Year 3 & After                  2.50x

                        o Consolidated net worth (including Preferred Stock) may not be less than the greater of (i) $240,000,000 or (ii) 85% of actual net worth on the Closing Date plus 75% of annual net income or loss for the period after


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                              July 31, 1997, plus 100% of the proceeds from
                              equity offerings after the Closing Date. There will be separate net worth covenants for ASC East and its Restricted Subsidiaries and for American Ski - West and its Restricted Subsidiaries.

                        For purposes of the financial covenants, Consolidated EBITDA will include income from real estate only if earned by a Borrower or if paid to a Borrower in cash as a dividend, loan repayment or other distribution and will not include as an expense deduction a one-time non-cash charge within fiscal year 1998 only of approximately $13.5 million in connection with stock option grants contemplated by American Ski (the "1998 Stock Options").

Other Terms
and Conditions:         Customary for facilities of this type, including but not
                        limited to, the following:

                        o     The negative covenants more fully described in
                              Exhibit 1 hereto and incorporated herein by this reference and others reasonably deemed appropriate by the Agent to address any facts or circumstances which become evident through the process of preparing for closing of the Facilities.

                        o     The affirmative covenants more fully described in
                              Exhibit 2 hereto and incorporated herein by this reference and others reasonably deemed appropriate by the Agent to address any facts or circumstances which become evident through the process of preparing for closing of the Facilities.

                        o Restrictions on voluntary prepayments of scheduled debt not to exceed $10,000,000 other than the Facilities (subject to provisions described above that allow, in certain instances, for a certain amount of additional net proceeds of IPO Gross Proceeds to be used for purposes other than for the ski and lodging operations of American Ski).

                        o Cash collection system for the Borrowers to be acceptable to the Agent.

                        o Without limiting the foregoing, such additional terms and conditions (not materially adverse to the Borrowers' interests) as may be necessary to complete a successful syndication of the Facilities in the reasonable judgment of the Agent.

                        o     The additional General Conditions described in
                              Exhibit 3 hereto and incorporated herein by this reference.

Events of
Default: Usual for facilities and transactions of this type and others reasonably specified by the Lenders, including without limitation, nonpayment of principal, interest, fees or other amounts, violation of covenants, breach of representations and warranties, cross-defaults to other indebtedness, certain


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                        bankruptcy and insolvency events, material judgments,
                        actual or asserted invalidity of any loan documents or security interests, change of management and change of control defaults as set forth below and other defaults similar to those set forth in the 1996 Credit Agreement.

                        Change of management and change of control defaults as follows:

                        (i) Leslie B. Otten shall cease to serve actively as a director and full-time chief executive officer of American Ski and each Borrower, whether by reason of death, disability, resignation, action by the Board of Directors, or otherwise, and in the case of his death or disability only the passage of 120 days after such event.

                        (ii) Leslie B. Otten, his spouse and children, and trusts established for his or their benefit (collectively the "Otten Shareholders") shall cease to own of record and beneficially at least 25% of the issued and outstanding capital stock of American Ski, on a fully diluted basis.

                        (iii) Any person or group of persons within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended, other than the Otten Shareholders, shall own of record or beneficially more than 35% of the issued and outstanding capital stock of American Ski.

                        (iv) The Otten Shareholders shall cease to have the power to elect two-thirds of the directors of American Ski.

                        (v) American Ski shall cease to own, directly or indirectly, of record and beneficially all of the issued and outstanding capital stock of any material (i.e., assets or revenues representing over 5% of American Ski's consolidated assets or revenues) Borrower or Restricted Subsidiary.

Increased Costs,
Change of
Circumstances:          The credit agreement will contain certain customary
                        provisions protecting the Lenders in the event of unavailability of funding, illegality, capital adequacy requirements, reserves, increased costs and funding losses. Capital adequacy compensation will be required only with respect to capital requirements adopted after the Closing Date.

Assignments and
Participations:         Usual and customary for transactions of this type and
                        size. Each Lender may assign all or a portion of its loans and commitments under the Facilities, or sell participations therein, to another Person or Persons, provided that each such assignment shall be in a minimum amount of $5,000,000 (or if less,


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                        such Lender's entire commitment), except in the case of
                        an assignment to an existing Lender, and shall be subject to certain conditions, including but not limited to, the approval of the Borrowers (so long as no Event of Default has occurred) and the Agent, such approvals not to be unreasonably withheld. Each assignment shall be subject to payment to the Agent by the assigning Lender of an Assignment Fee of $2,500.

Syndication:            American Ski and the Borrowers will provide all
                        information (including pro forma financial projections), in a form reasonably acceptable to the Agent and Arranger, necessary for the preparation of an information memorandum describing American Ski and the Borrowers, the Facilities, and any related transactions.
                        Such package will be distributed on a confidential basis to selected financial institutions. In addition, the management of American Ski and the Borrowers will, at the request of the Agent or Arranger, hold themselves and their advisors available at reasonable times to meet with potential lenders, to answer questions and provide general assistance and support during the syndication process.

Voting Rights:          Majority Lenders for waivers and amendments--except
                        waivers and amendments customarily requiring unanimous consent, including without limitation, increases in any Lender's loans or commitments, reductions in principal, interest rates or fees, postponement of any due date for payments of principal, interest or fees, extensions of any maturity date, release of any substantial part of the collateral, or change to the definition of Majority
                        Lenders. Amendments affecting the Agent shall require the consent of the Agent.

Governing Law:          The Commonwealth of Massachusetts.

Expenses:               Borrowers will pay all reasonable fees and expenses
                        incurred by the Agent and/or Arranger in connection with the preparation and execution of the Facilities, including without limitation, legal, syndication, collateral examination, appraisal, environmental survey and other direct out-of-pocket expenses.


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                                    Exhibit 1

                      SUMMARY OF CERTAIN NEGATIVE COVENANTS

A.    Indebtedness prohibited except for:

      1.    Debt under the Facilities.

      2.    Scheduled existing debt.

      3. Subordinated debt of American Ski and existing subordinated debt of ASC East (unsecured, no scheduled amortization until after bank debt, minimum terms of subordination to be consistent with public subordinated debt).

      4. Seller subordinated debt associated with Permitted Acquisitions provided certain minimum conditions satisfactory to the Agent are met (e.g. seller debt to be unsecured, to have a cash interest rate not greater than 12%, to have no scheduled amortization until after bank debt, to have minimum terms of subordination).

      5.    (a)   Real estate Guarantees in an amount (when combined with real estate investments covered by clause 9(a) of Section C below) not to exceed $25,000,000;

            (b) Capital leases and purchase money mortgages in an amount not to exceed $50,000,000;

            (c) Other debt of Targets of Permitted Acquisitions not incurred in anticipation of such acquisition in an amount not to exceed $50,000,000;

            (d) Other debt not otherwise permitted in an amount not to exceed $25,000,000; provided, however, that the sum of all amounts outstanding at any time under clauses 5(a)-(d) above and under clause 9(a) of Section C below shall not exceed $100,000,000.

      6.    Indemnifications/price adjustment clauses.

      7.    Current liabilities in the ordinary course.

      8.    Taxes, assessments, etc.

      9.    Certain debt between the Borrowers and Restricted Subsidiaries.

      10.   Hedging obligations (specifically not for speculative purposes).

      11. Performance and surety bonds (in support of activities of the Borrowers and Restricted Subsidiaries in the ordinary course).

      12.   Non-recourse debt issued by Unrestricted Subsidiaries.


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B.    Liens prohibited except for:

      1.    Scheduled existing liens.

      2. Liens related to permitted purchase money debt, capital leases and debt of Permitted Acquisitions, provided the liens do not extend beyond the asset financed (or the assets originally securing such debt in the case of Permitted Acquisitions).

      3.    Workmen's compensation, unemployment insurance, etc.

      4. Contested litigation, judgments (which have not yet resulted in an Event of Default).

      5. Liens arising under law in favor of landlords, extending only to leased property.

      6.    Carriers, warehousemen, mechanics, etc.

      7.    Easements, rights of way, zoning restriction, etc.

      8.    Liens to the Agent and Lenders under the Facilities.

      9. Other liens not otherwise permitted securing indebtedness in an amount not in excess of $5,000,000.

      10.   Non-recourse debt issued by Unrestricted Subsidiaries.

C.    Investments prohibited except for:

      1.    Scheduled existing investments.

      2.    Cash and cash equivalents.

      3. The allowable amount of cash resulting from the excess IPO Gross Proceeds pursuant to an investment policy reasonably acceptable to the Agent.

      4.    Permitted Acquisitions.

      5. Non-cash consideration from Permitted Asset Sales (must be pledged to banks).

      6. Advances to employees not in excess of $2,000,000 in the aggregate outstanding at any time.

      7.    Hedging (specifically not for speculation).

      8.    Any Guarantees otherwise permitted.

      9.    Investments in Unrestricted Subsidiaries as follows:

            (a) Direct investments in an amount which, when combined with outstanding real estate Guarantees, does not exceed $25,000,000. For purposes of this clause (a), the investment amount shall be defined as (i) the amount of cash originally invested, plus (ii) the book value of assets (other than land as contemplated under clause 10 immediately below) originally contributed, less (iii) cash dividends or distributions received by the Borrowers or Restricted Subsidiaries from such Unrestricted Subsidiaries.


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            (b)   Investments arising solely from the contribution of land not directly used in the operation of ski resorts of the Borrowers or Restricted Subsidiaries in an amount not to exceed $25,000,000. For purposes of this clause (b), the investment amount shall be defined as (i) the book value of such land at the time contributed, less (ii) cash dividends or distributions received by the Borrowers or Restricted Subsidiaries from such Unrestricted Subsidiaries in excess of those used to reduce the amount of investments outstanding under clause 9(a) immediately above, provided, however, that the sum of the investments outstanding under clauses 9(a) and 9(b) shall not exceed $40,000,000 in the aggregate until such time as American Ski has generated $75,000,000 in Consolidated EBITDA in any fiscal year.

            (c) The allowable amount of cash resulting from the excess IPO Gross Proceeds, provided that any such amounts must be invested within six months of the Closing Date pursuant to an investment policy reasonably acceptable to the Agent.

      10.   Investments acquired in customer bankruptcies/workouts.

      11. Other investments not otherwise permitted in an amount not to exceed $5,000,000.

D.    Mergers and acquisitions prohibited except for:

      1. Merger of Restricted Subsidiaries with or into other Restricted Subsidiaries.

      2. Acquisitions approved by the Majority Lenders and Permitted Acquisitions (which will not require prior consent) defined as follows:

            (a) Target shall be a domestic (or Canadian) company in a line of business substantially similar to the Borrowers' existing lines.

            (b)   Proposed acquisitions shall be "friendly."

            (c) Management of the Borrowers shall reasonably believe that, as a result of its ownership and management, the Target will achieve positive four quarter EBITDA not later than the second season after acquisition.

            (d) Maximum purchase price (exclusive of that portion of the purchase price that may be payable solely in common shares of American Ski) for any single acquisition equal to the greater of (i) $50,000,000 or (ii) 50% of the American Ski's Consolidated EBITDA before giving effect to the Proposed Acquisition.

            (e) Acquisition structure, including the terms of any seller paper or subordinated debt, shall meet pre-established minimum standards or shall be otherwise acceptable to the Lenders.


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            (f)   Borrowers shall provide notice of the Proposed Acquisition to the Agent, including an information package outlining the transaction and its proforma impact on the Borrowers in reasonable detail at least 30 days in advance of the proposed closing date. Such package shall include, without limitation, certification that (and supporting financial detail):

                  (i) No default or Event of Default shall exist at the time of or after giving effect to the acquisition on a proforma basis; and

                  (ii) The Borrowers will comply with the financial covenants on a proforma basis, based on combined adjusted trailing four quarter operating performance, proforma debt and proforma debt service based on scheduled principal payments (including the acquisition loan) and proforma interest on total debt at then prevailing borrowing rates.

                  Any pro forma adjustments to historical EBITDA of the Target shall be acceptable to the Lenders in their reasonable discretion (provided that contractual and adequately documented reductions in former owner's compensation and/or rental expense which will be effective as of the drawdown date and/or other adjustments that are allowed SEC purposes as certified by the Borrowers' independent auditors shall be deemed acceptable).

            (g) First perfected security interest (subject to prior liens associated with assumed debt otherwise permitted) shall be granted in all of the Target's assets; the Target shall be merged into one of the Borrowers, or if it is to be a subsidiary of such Borrower shall become an obligor under the Facilities.

            (h) Appraisals, Phase One environmental surveys and legal opinions on land use issues satisfactory to the Agent and Lenders if real estate is involved.

            (i) The business and assets to be acquired would not subject the Agent of Lenders to any regulatory approvals in connection with the exercise of remedies under the Facilities.

            (j) The business and assets to be acquired shall be free and clear of liens and indebtedness other than as permitted under the Facilities.

            (k) All or any portion of the 50% of the IPO Gross Proceeds exceeding $275,000,000 to be used in American Ski's ski and lodging business may be applied to acquisition(s) with purchase price(s) in excess of the foregoing limits, provided that the purchase price for any one or a series of related acquisitions shall in no event exceed an amount equal to 11% of consolidated total assets of American Ski.


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E.    Transactions with Affiliates prohibited except for:

      1. The payment of reasonable and customary fees, salaries and bonuses to officers and directors.

      2.    Arms-length transactions between Borrowers and Restricted
            Subsidiaries.

      3. Real estate Guarantees and investments as otherwise permitted by the Facilities, provided such transactions are on terms not materially less favorable to the Borrowers and Restricted Subsidiaries than those available in an arms-length transaction with a third party.

F.    Dividends and Distributions:

      1. Dividends or distributions by American Ski limited to an aggregate amount not to exceed 50% of cumulative net income after July 31, 1997, provided that after giving pro forma effect to such dividend or distribution, Consolidated Total Debt/Consolidated EBITDA does not exceed 4.0-to-1 and no default exists at the time of or would be caused by such dividend or distribution.

      2. Limitations on creating/allowing restrictions on ability of Restricted Subsidiaries to make distributions or intercompany advances, incur debt, grant liens, etc.

G.    Capital Expenditures:

      Capital Expenditures will be limited each year to the Base Capital Expenditure Amount plus additional amounts based on the reinvestment of proceeds of Permitted Asset Sales and on Consolidated Excess Cash Flow. Capital Expenditures for real estate will be restricted to 25% of the limit for total Capital Expenditures, provided, however, that this restriction shall not constrain the ability of the Borrowers or Restricted Subsidiaries to make real estate investments otherwise permitted by clauses 9(a) and 9(b) of Section C above. The Capital Expenditure limit will be tested annually as follows:

      1.    For the period commencing at closing and ending on April 30, 1998;
            and

      2. For the trailing four quarter periods ending on each April 30 thereafter.

      The limit for each test period will be determined as follows:

            (a) Closing to April 30, 1998: $25,000,000;

            (b) Thereafter, if the Capital Expenditure Ratio as of April 30, 1998 and each April 30 thereafter is less than 3.0-to-1: no overall limit shall apply (but real estate Capital Expenditures shall be restricted to 25% of the Additional Capital Expenditure Amount calculated pursuant to the formula in clause (c) immediately below); and


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            (c) Thereafter, if the Capital Expenditure Ratio as of April 30 is
            equal to or greater than 3.0-to-1: (i) the Base Capital Expenditure Amount, plus (ii) the Capital Expenditure Reinvestment Amount, plus
            (iii) the Additional Capital Expenditure Amount.

H.    Asset sales prohibited, except for Permitted Asset Sales:

      1.    Sales of developed real estate units in the ordinary course.

      2. Sales of other assets with an aggregate value not to exceed $20,000,000 per annum, provided that:

            (a)   Such sales are for fair market value;

            (b)   75% of the proceeds are cash;

            (c)   Non-cash proceeds are pledged to the Lenders; and

            (d) Cash proceeds are, within 365 days, either applied to pre-pay Term Loans and reduce the Reducing Revolver commitments in accordance with the Term Sheet, or are reinvested in Capital Expenditures, permitted real estate investments or Permitted Acquisitions.


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                                   Exhibit 2

                    SUMMARY OF CERTAIN AFFIRMATIVE COVENANTS

1.    Maintenance of office, records and accounts.

2.    Financial Reporting.

3. Notices: Events of Default, environmental events, ERISA events, claims on collateral, additional real estate, litigation, etc.

4. Maintenance of existence, material rights, franchises, permits, leases, rights to do business, etc.

5. Compliance with laws, contracts, permits, licenses; continuation in existing business or similar businesses.

6.    Maintenance of properties.

7. Insurance; key man life insurance in the amount of $14 million to be assigned to the Agent.

8.    Taxes.

9. Inspection: general, collateral, environmental assessments, appraisals, accountants.

10.   Additional Mortgaged Properties.

11.   Depository arrangements.

12. New Subsidiaries - guarantees, stock pledge, and at the Agent's request, joinder as co-borrower.

13.   Interest rate protection.

14.   Punctual payments.

15.   Further assurances.


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                                    Exhibit 3


                               GENERAL CONDITIONS

      1. Loan Documents. The Loan Documents will describe the terms and conditions of the Facilities in detail. The Loan Documents will contain customary representations and warranties, conditions, covenants, indemnities and events of default required by the Lenders. The form and substance of all documents to be delivered to the Lenders at or prior to closing, including but not limited to, the Loan Documents and any required legal opinions, shall in all respects be satisfactory to the Agent and the Agent's counsel.

      2. Conditions to Closing. The obligation to provide the initial extensions of credit under the Facilities shall be subject to the satisfaction of usual and customary conditions, including, without limitation, the following conditions:

            (a) Delivery of the Loan Documents executed by the Borrowers and each other obligor in respect to the Facilities;

            (b) Receipt of other closing documents reasonably satisfactory in form and substance to the Agent;

            (c) Legal opinions of counsel to the Borrowers satisfactory in form and substance to the Agent;

            (d) The Borrowers shall have paid to the Agent and the Lenders all fees then payable as referenced in the Fee Letter and the Loan Documents;

            (e) The Agent completing all aspects of its legal due diligence with respect to the Borrowers and their assets and determining that no fact or circumstance exists that would have or may cause a Material Adverse Effect;

            (f) The Agent's satisfaction with the terms of the Facilities specified in this commitment as to be agreed upon;

            (g) All corporate proceedings and all instruments and agreements in connection with the transactions among the Borrowers and the Agent and the Lenders contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to the Agent and the Agent shall have received all information and copies of all documents or papers reasonably requested by the Agent; and

            (h) After the date hereof there shall not have occurred any change in or disruption of general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans.

      3. Termination. The Agent may terminate this commitment prior to closing if (a) any Borrower shall fail or refuse to comply in a timely manner with any of the terms or conditions set forth in such commitment, (b) any material adverse change shall occur with respect to any Borrower at any time prior to closing, (c) any Borrower shall be insolvent or involved as debtor in any arrangement, bankruptcy, reorganization or insolvency proceeding, or (d) the Agent determines that the funding of the Facilities or performance of its, the Lenders' or the Borrowers' duties or obligations under this commitment or the Loan Documents would violate, or be prohibited by, applicable Federal, state or local law, including usury limitations, or any applicable rule, order, statute, judgment or decree of any legislative body, board, court, tribunal, commission, or governmental authority or agency having jurisdiction over the Agent or the Lenders. Further, any commitment issued to the Borrowers will be based on certain information and materials provided by the Borrowers to the Agent and the Lenders and all representations information, exhibits, data and other material submitted with and other material submitted with and in support of the Borrowers' loan application. Any misinformation or withholding of material information incident thereto shall, at the option of the Agent or the Lenders without limiting any other right or remedy of the Agent or the Lenders, void the obligations of the Agent and the Lenders hereunder.

      4. Integration. No statements, agreements or representations, oral or written, which may have been made by the Agent or any Lender, or by any employee, agent or broker acting on behalf of the Agent or any Lender, with respect to this commitment or the Facilities, shall be of any force or effect, except to the extent stated in this letter, and all prior agreements and representations in respect of this commitment and the Facilities are merged herein so that this letter shall contain the entire agreement with respect to the Facilities. The provisions of this letter may not be changed except by written agreement signed by the Borrowers and the Agent and the Lenders, except that the Agent reserves the right to waive, in whole or in part, any of the terms or conditions herein which are for the Agent's benefit (including but not limited to the right to extend any outside date for the Closing Date), but no such waiver shall be effective unless in writing signed by the Agent. This commitment may not be assigned by any Borrower.

      5. Agent's Counsel. The responsibility of counsel to the Agent is limited to protection of the interests of the Agent and the Lenders, notwithstanding the fact that the Borrowers shall be obligated, jointly and severally, to pay the legal fees of the such counsel. Further, the Agent and the Lenders assume no responsibility to the Borrowers for the acts or omissions of the such counsel.

      6. Applicable Law. To the maximum extent permitted by law, the transactions contemplated by this letter and the enforceability of all Loan Documents shall be governed by the laws of The Commonwealth of Massachusetts, and all documentation incident to closing the Facilities contemplated by this letter shall be accepted, approved or acknowledged, as the case may be, at the offices of the Agent's counsel in Boston, Massachusetts.

      7. Time. Time is of the essence of each and every term, condition and provision of the terms hereof.

      8. Miscellaneous. The invalidity or enforceability of any one or more provisions of this commitment will in no way effect the other provisions. No waiver will be implied from any delay or failure by the Agent or the Lenders to take action on account of any default by Borrowers. This commitment may be executed in counterparts, but all counterparts shall constitute but one and the same document. Whenever the context requires, all words used in the singular herein will be construed to have been used in the plural and vice versa and, any gender will include any other. In any case where provisions of the commitment letter to which these General Conditions are attached appear to differ from provisions of these General Conditions, such provisions shall be construed, to the maximum extent possible, to give full effect to both provisions. If both such provisions may not be construed to eliminate inconsistencies, then the Agent shall determine their intended effect, in the Agent's sole discretion.

      9. Not A Joint Venture. Notwithstanding anything to the contrary contained herein, the Agent, by making this commitment or by any action pursuant to this commitment, will not be deemed a partner or joint venturer with any Borrower and the Borrowers agree, jointly and severally, to hold the Agent and the Lenders harmless from any damages and expenses resulting from such a construction of the relationship of the parties.

      10. Yield Protection and Increased Costs; Taxes. Standard yield protection and indemnification, including capital adequacy requirements, will be incorporated in the Loan Documents that will satisfactorily compensate the Lenders in the event that any present or future law, requirement, guideline or request of relevant authorities shall increase costs, reduce payments or earnings, or increase capital requirements, or in the event that the Borrowers shall repay any portion of the principal of the Facilities bearing interest with reference to the LIBOR Rate (voluntarily, as a result of acceleration, or for any other reason).

      11. Costs and Expenses. All reasonable out-of-pocket costs and expenses of the Agent and its business and legal advisors (including, without limitation, legal fees (including fees and expenses of the Agent's local counsel in California, Colorado, Nevada and Utah), appraisals, title insurance, syndication expenses, expenses in connection with periodic collateral/financial control field examinations, the monitoring of assets, enforcement of rights and publicity, and other miscellaneous disbursements) and legal review costs of the Agent shall be payable by the Borrowers, jointly and severally, on demand whether or not the transactions contemplated by this commitment are consummated.

      12. Indemnity. The Borrowers, jointly and severally, shall indemnify and hold harmless the Agent, the Lenders and their respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages and liabilities to which any such person may become subject arising out of, or in connection with, this commitment, the transactions contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons, from time to time upon their demand, for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing, whether or not the transactions contemplated hereby are consummated, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent that they are determined by a final, nonappealable court order to have resulted from the willful misconduct or gross negligence of such indemnified person.

      13. Appraisals. On or before thirty (30) days prior to closing, the Agent shall have received, at the Borrower's expense, appraisals from reputable appraiser(s) acceptable to the Agent showing a value of not less than $350 million for all real properties owned or leased by the Borrowers, acceptable to the Agent.

      14. Insurance. The Borrowers shall keep their real and personal property covered by the mortgages and security interests insured with fire and broad form extended coverage insurance policies written by a companies satisfactory to the Agent for an amount not less than the full replacement value thereof and in no event less than the amount of the Facilities. If any policy contains a co-insurance clause (80-100 percent permitted) the amount of insurance must conform to the stated percentage of full insurable value as certified by insurer's appraisal. The Borrowers will deposit with the Agent policies containing terms and conditions satisfactory to the Agent for such insurance naming the Agent as loss payee under a standard mortgagee clause. The Agent reserves the right to request additional insurance coverage including but not limited to business interruption, demolition, flood, earthquake and contingent liability from the operation of any building laws as they may pertain to non-conforming property. All policies shall contain a provision requiring at least 30 days' advance notice to the Agent before any policy cancellation or modification. The Borrowers shall carry prudent amounts of liability insurance satisfactory to the Agent protecting the Borrowers, the Agent and the Lenders to their respective satisfaction against any accident or occurrence in or on their properties, and certificates of insurance shall be furnished to the Agent on demand.

      15. Title Insurance. The Borrowers shall provide the Agent with commitments from Lawyer's Title Insurance Corporation to issue ALTA standard form of mortgage loan policies with respect to all real property of the Borrowers both as owned in fee or held as a leasehold estate (the "Mortgaged Property") in an aggregate amount of not less than $215,000,000, such policies to be in form and substance satisfactory to the Agent, including without limitation, such endorsements and affirmative insurance as the Agent shall require with the standard tenant's and mechanic's liens exceptions deleted and with such portions of the survey coverage deleted as the Agent may require, and the receipt by the Agent shall also have received proof of full payment of all fees and premiums for said policies and copies of all documents listed as exceptions on Schedule B to each such policy. The Agent shall release its appraisals to the title insurer for purposes of acquiring this coverage.

      16. Surveys. At least 10 days prior to closing, the Borrower shall provide the Agent with site plans or other maps acceptable to the Agent showing the Mortgaged Properties, the dimensions and the area thereof, together with a licensed surveyor's or civil engineer's certificate in a form acceptable to the Agent, certifying that all existing improvements necessary for the operation of each Mortgaged Property as presently operated in all material respects (the "Material Improvements"), including without limitation all utilities, sewer and water systems, snowmaking equipment (including necessary water delivery systems), lodges, ski lifts, parking areas, driveways and any other material improvements are located within the boundaries of such Mortgaged Property, or if applicable, within the boundaries of property that the Borrowers have the right to use pursuant to its rights under United States Forest Service special use permits. The Borrowers shall provide the Agent with a list of Material Improvements acceptable to the Agent at least 20 days prior to closing, together with a certificate of the Borrowers in form acceptable to the Agent certifying that the Material Improvements constitute all of the improvements necessary to fully operate the Mortgaged Properties as currently operated and as contemplated to be operated. The certificate shall also indicate those portions of the Mortgaged Properties, if any, falling within a federally designated flood hazard area; if any portion falls within such area, flood hazard insurance will be required by federal regulations. The surveys shall be subject to the approval of the Agent.

      17. Compliance with Zoning and Other Laws. At least 10 days prior to closing, the Borrowers shall submit opinions of counsel or other evidence in form and substance satisfactory to the Agent's counsel that the Mortgaged Properties, all existing and proposed improvements thereon and the use or proposed use thereof, are in complete compliance with all zoning laws, building codes, environmental laws and other laws and regulations applicable to the Mortgaged Properties and the use and proposed use thereof, and that all licenses, permits and certificates of occupancy or building permits have been issued to permit the lawful use or improvement of the Mortgaged Properties as contemplated by the Borrowers. In addition, Borrower shall submit to the Agent, at least 10 days prior to closing, environmental site assessment reports on the Heavenly Valley, Steamboat Springs and Canyons resorts.

THE BORROWERS HEREBY AGREE THAT THIS IS A COMMERCIAL TRANSACTION AND HEREBY WAIVE ALL RIGHTS TO NOTICE EXCEPT FOR NOTICES PROVIDED FOR IN THE LOAN DOCUMENTS AND PRIOR COURT HEARING OR COURT ORDER IN CONNECTION WITH ANY AND ALL PREJUDGMENT REMEDIES AGENT AND LENDERS MAY BECOME ENTITLED TO BY VIRTUE OF ANY DEFAULT OR PROVISION OF THIS COMMITMENT OR ANY LOAN DOCUMENT. THE BORROWERS HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST THE BORROWERS IN RESPECT HEREOF OR OF ANY LOAN DOCUMENT.

                                   APPENDIX B

                                  DEFINED TERMS

      "Additional Capital Expenditure Amount" shall mean the product of (a) Consolidated Excess Cash Flow for the four-quarter period ending each April 30, multiplied by (b) 50% when the Capital Expenditure Ratio as of such April 30 equals or exceeds 3.5-to-1 and 100% otherwise.

      "Affiliate" shall mean (a) any director or executive officer of any Borrower or any Person owning more than 5% of the outstanding common stock of any Borrower and (b) any Person that controls, is controlled by or is under common control with such a Person or any Affiliate of such Person. For purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

      "Alternate Base Rate" shall mean the greater of (a) the rate of interest announced from time to time by the Agent at its head office in Boston, Massachusetts as its Base Rate and (b) the Federal Funds Effective Rate plus 1/2 of 1% per annum (rounded upwards, if necessary, to the next 1/8 of 1%).

      "Base Capital Expenditure Amount" shall mean $30,000,000.

      "Capital Assets" shall mean fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and goodwill); provided, however, that Capital Assets shall not include any item customarily charged directly as an expense or depreciated over a useful life of twelve (12) months or less in accordance with generally accepted accounting principles.

      "Capital Expenditure 1998 Adjustment Amount" shall mean (a) the sum of (i) the amount of cash or cash equivalents on the consolidated balance sheet of American Ski and its Restricted Subsidiaries as of April 30, 1998 and (ii) the amount of permitted investments made by American Ski in Unrestricted Subsidiaries after the Closing Date from the excess net proceeds of the IPO Gross Proceeds, less $25,000,000 if the sum of (i) and (ii) is less than $50,000,000 or (b) 50% of the sum of (a)(i) and (ii) above if the sum of (a)(i) and (ii) above exceeds $50,000,000.

      "Capital Expenditure Ratio" shall mean the ratio, as of April 30 of each fiscal year, of (a) Consolidated Senior Secured Debt plus unused Reducing Revolver commitments as of such date to (b) Consolidated EBITDA for the four-quarter period ending on such date; provided, however, that in calculating the Capital Expenditure

Ratio as of April 30, 1998, there shall be deducted from Consolidated Senior Secured Debt the Capital Expenditure 1998 Adjustment Amount.

      "Capital Expenditure Reinvestment Amount" shall mean the amount of proceeds of Permitted Asset Sales that is reinvested in Capital Expenditures within 365 days of such Permitted Asset Sale.

      "Capital Expenditures" shall mean amounts paid or incurred, including indebtedness incurred, by any Borrower or any of its Subsidiaries in connection with the purchase or lease by any Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Borrower or Subsidiary in accordance with generally accepted accounting principles.

      "Capitalized Lease" shall mean any lease which is or should be capitalized on the balance sheet of the lessee in accordance with generally accepted accounting principles and Statement of Financial Accounting Standards No.13.

      "Consolidated" and "Consolidating," when used with reference to any term, mean that term (or the terms "combined" and "combining," as the case may be, in the case of partnerships, joint ventures and Affiliates that are not Subsidiaries) as applied to the accounts of the Borrowers (or other specified Person) and all of their Restricted Subsidiaries (or other specified Persons), or such of their Restricted Subsidiaries as may be specified, consolidated (or combined) in accordance with generally accepted accounting principles and with appropriate deductions for minority interests in Subsidiaries, as required by generally accepted accounting principles.

      "Consolidated Adjusted Cash Flow" shall mean (a) Consolidated EBITDA (before any adjustments to reflect acquisitions, sales and exchanges of property during such period) for each fiscal year of the Borrowers and their Restricted Subsidiaries less (b) the sum of (i) the lesser of actual total Capital Expenditures or $9,000,000, representing the Borrowers' and their Restricted Subsidiaries estimated Capital Expenditures required to maintain their existing ski resorts, and (ii) cash taxes paid.

      "Consolidated Debt Service" shall mean the sum of (a) Consolidated Interest Expense, (b) scheduled principal payments on Indebtedness for borrowed money and (c) without duplication with clause (b), scheduled reductions in the amount of the Reducing Revolvers, in each case for the period under review.

      "Consolidated EBITDA" shall mean for the most recently completed four fiscal quarters, (a) net income or (loss) of American Ski, the Borrowers and their Restricted Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles without giving effect to extraordinary gains and losses from sales, exchanges and other dispositions of property not in the ordinary course of business, and nonrecurring items, plus to the extent deducted in calculating net income, (b) the sum of, without duplication, (i) depreciation expense, (ii) amortization expense, (iii) Consolidated Interest Expense plus the non-cash portion of consolidated interest expense on Consolidated Funded Debt, (iv) income tax expense, and (v) other non-cash items including, within fiscal year 1998 only, the 1998 Stock Options.

      "Consolidated Excess Cash Flow" shall mean, for any period, Consolidated EBITDA less the sum of (a) Consolidated Interest Expense, (b) cash taxes paid,
(c) required principal payments of Indebtedness and (d) the Base Capital Expenditure Amount, each determined for such period.

      "Consolidated Funded Debt" means, as of each date of determination, without duplication (a) all Indebtedness for borrowed money of American Ski, the Borrowers and their Restricted Subsidiaries on that date (including without limitation all obligations with respect to Capitalized Leases), (b) the aggregate amount available for drawing under all letters of credit outstanding on that date (including the Letters of Credit) for which American Ski, any Borrower or any Restricted Subsidiary is the account party (excluding however, the aggregate amount available for drawing under letters of credit issued to lenders and lessors of Indebtedness of the type described in clause (a) in support of such Indebtedness), and (c) the aggregate amount drawn under all letters of credit (including the Letters of Credit) for which American Ski, any Borrower or any Restricted Subsidiary is the account party and for which the issuer of such letters of credit has not been reimbursed on that date.

      "Consolidated Interest Expense" shall mean the cash portion of consolidated interest expense (including commitment and letter of credit fees) on Consolidated Funded Debt, as determined in accordance with generally accepted accounting principles consistently applied.

      "Consolidated Net Income" shall mean the net income (or deficit) from operations of the Borrowers and their Restricted Subsidiaries, after taxes, determined in accordance with generally accepted accounting principles consistently applied.

      "Consolidated Senior Secured Debt" shall mean the principal amounts outstanding under the Facilities, the Swing Line Loans and all other Consolidated Funded Debt (other than Subordinated Indebtedness).

      "Consolidated Total Debt" shall mean the sum of (a) the principal amounts outstanding under the Facilities and the Swing Line Facilities, (b) any claim required to be paid pursuant to Guaranties, (c) the Senior Subordinated Notes,
(d) all other funded Indebtedness of American Ski, the Borrowers and their Restricted Subsidiaries on a consolidated basis and (e) without duplication, the stated amount of all letters of credit issued for the account of American Ski, any Borrower or any Restricted Subsidiary.

      "Development Subsidiary" shall mean LBO Development Company, a Maine corporation and such other Subsidiaries not engaged in ski and lodging operations that may be established from time to time and identified to the Agent.

      "Environmental Law" means any judgment, decree, order, law, code, ordinance, permit, license, rule or regulation pertaining to environmental matters, or any federal, state, county or local statute, regulation, code, ordinance, order or decree relating to public health, welfare, the environment, or to the storage, handling, treatment, transportation, use or generation of hazardous substances in or at the workplace, worker health or safety, whether now existing or hereafter enacted.

      "Federal Funds Effective Rate" shall mean for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a business day, for the next preceding business day) by the Federal Bank of New York or, if such rate is not so published for any day that is a business day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Agent.

      "Generally accepted accounting principles" shall mean generally accepted accounting principles as defined by controlling pronouncements of the Financial Accounting Standards Board, as from time to time supplemented and amended.

      "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Guaranty" or "Guarantee" or "Guaranties" shall include any arrangement whereby a Person is or becomes liable in respect of any Indebtedness or other obligation of another and any other arrangement whereby credit is extended to another obligor on the basis of any promise of a guarantor, whether that promise is expressed in terms of an obligation to pay the Indebtedness of such obligor, or to purchase or lease assets under circumstances that would enable such obligor to discharge one or more of its obligations, or to maintain the capital, the working capital, solvency or general financial condition of such obligor, whether or not such arrangement is listed in the balance sheet of the guarantor or referred to in a footnote thereto.

      "Hotel Subsidiary" shall mean Grand Summit Resort Properties, Inc. and such other Unrestricted Subsidiaries not engaged in ski and lodging operations that may be established from time to time and identified to the Agent.

      "Indebtedness" shall mean, as to any Person, without duplication: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person for the deferred purchase price of property or services (including without limitation deferred payment obligations which are part of the consideration provided for in agreements not to compete), except trade accounts payable and accrued liabilities arising in the ordinary course of business which are not overdue by more than 60 days or which are being contested in good faith by appropriate proceedings; (c) all capital lease obligations of such Person; (d) all Indebtedness of others secured by a lien on any properties, assets or revenues of such Person; (e) all Indebtedness of others guaranteed by such Person; and
(f) all obligations of such Person, contingent or otherwise, in respect of letters of credit or bankers' acceptances or similar instruments.

      "Insurance Subsidiary" shall mean S-K-I Insurance Company, a Vermont corporation.

      "Killington West" shall mean Killington West Ltd., a California corporation.

      "Letter of Credit" shall mean a letter of credit issued by the Issuing Bank for the account of the Borrowers.

      "Letter of Credit Exposure" shall mean, at any time, with respect to the Facility I Borrowers or the Facility II Borrowers, as applicable, the sum of (a) the Maximum Drawing Amount with respect to all Letters of Credit and (b) all unpaid Reimbursement Obligations.

      "Leverage Ratio" shall mean as of the end of any fiscal quarter the ratio of Consolidated Total Debt as of such date to Consolidated EBITDA for the four-quarter period ending on such date.

      "Majority Lenders" shall mean, at any time, any two or more Lenders holding at least 51% of the outstanding principal amount of the Facilities and unused commitments thereunder.

      "Material Adverse Effect" shall mean any adverse change (or occurrence or condition reasonably likely to produce an adverse change) in the financial condition, properties, business, operations or prospects which is material to
(a) American Ski, the Borrowers and their Restricted Subsidiaries taken as a whole, (b) the Facility I Borrowers and their Restricted Subsidiaries taken as a whole and (c) the Facility II Borrowers and their Restricted Subsidiaries taken as a whole.

      "Maximum Drawing Amount" shall mean the maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

      "Mountain Water" shall mean Mountain Water Company, a Vermont corporation.

      "1996 Credit Agreement" shall mean that certain Credit Agreement dated as of June 28, 1996 by and among ASC East and certain of its Subsidiaries, the lenders party thereto and Fleet National Bank, as Agent, as amended from time to time.

      "Person" shall mean an individual, corporation, partnership, joint venture, association, estate, joint stock company, trust, organization, business, or a government or agency or political subdivision thereof.

      "Reimbursement Obligations" shall mean (a) the Borrowers' obligations to reimburse the Issuing Bank on account of any drawing under any Letter of Credit and (b) any Borrower's obligation to reimburse any Lender on account of any drawing under any existing Letter of Credit.

      "Reserve Requirement" shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on the Banks against "Euro-currency Liabilities" as defined in said Regulation D.

      "Restricted Subsidiaries" shall mean the Borrowers' Subsidiaries other than the Unrestricted Subsidiaries.

      "Senior Subordinated Notes" shall mean the $120,000,000 Senior Subordinated Notes of American Skiing Company, due July 16, 2006, issued pursuant to the Senior Subordinated Notes Indenture.

      "Senior Subordinated Notes Indenture" shall mean the Indenture of Trust dated as of June 28, 1996 by and between American Skiing Company and U.S. Trust Company of New York, as Trustee.

      "Solvent" or "Solvency" shall mean, as to any Person, that such Person (a) has assets having a fair value in excess of its liabilities, (b) has assets having a fair value in excess of the amount required to pay its liabilities on existing debts as such debts become absolute and matured, and (c) has, and expects to continue to have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection with the operation of its business as such debts mature.

      "Subordinated Indebtedness" shall mean (a) the Senior Subordinated Notes,
(b) the Indebtedness identified as Subordinated Indebtedness to the Agent and
(c) all other Indebtedness of any Borrower which is subordinated to the Indebtedness of the Borrowers to the Agent and the Lenders on terms and conditions approved in writing by the Agent.

      "Subsidiary" shall mean any Person of which any Borrower or other specified parent shall now or hereafter at the time own, directly or indirectly through one or more Subsidiaries or otherwise, sufficient voting stock (or other beneficial interest) to entitle it to elect at least a majority of the board of directors or trustees or similar managing body.

      "Unrestricted Subsidiaries" shall mean Killington West, Mountain Water, the Development Subsidiary, the Hotel Subsidiary and the Insurance Subsidiary.

      "Wholly-Owned Subsidiary" shall mean any Person of which any Borrower or other specified parent shall now or hereafter at the time own, directly or indirectly through one or more Subsidiaries or otherwise, one hundred percent (100%) of such Person's capital stock or other beneficial interest.